5.1

                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755


                                                       June 27, 2001


FoneCash,  Inc.
90  Park  Avenue,  Suite  1700
New  York,  NY  10016

Ladies  and  Gentlemen:

          You have requested an opinion with respect to certain matters in connection with the filing by Fonecash, Inc., )the "Company") of a Registration Statement on Form S-8(the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the registration of 800,000 shares of Common Stock of the Company, par value $0.0001 per share (the "Shares").

          The share to be covered by the Registration Statement include 800,000 Shares of Common Stock of the Company in the name of Reginald L. Clarke, for consulting services pursuant to a Consulting Agreement entered into between the Company and the Consultant dated June 14, 2001

          In connection with this opinion, I have examined and relied upon the Company's Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Broad of Directors of the Company, as well as originals or copies, certified to my satisfaction, of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. I have assumed the genuineness and authenticity of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filing are a prerequisite to the effectiveness thereof.

          I have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. Based upon and subject to the foregoing, we are of the opinion that, when issued and paid for in accordance with the Consulting Agreement, the Shares will be validly issued, fully paid and non-assessable.

     I am a member of the bar of the State of New York and am licensed or admitted to practice in any other jurisdiction. My opinions below are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.


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     On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very  truly  yours,


/s/Michael  S.  Krome
---------------------
                                        Michael  S.  Krome


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